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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 4, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of Strong Advisor Common Stock Fund, Strong Advisor Focus Fund, Strong Advisor Technology Fund and Strong Advisor Endeavor Large Cap Fund (four series constituting the Strong Common Stock Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 26, 2002